Exhibit 99
BOB EVANS FARMS ANNOUNCES JANUARY SAME-STORE SALES
COLUMBUS, Ohio — Feb. 5, 2008 — Bob Evans Farms, Inc. (NASDAQ: BOBE) today announced same-store sales results for the fiscal 2008 month of January (period 9), which consists of the four weeks ended Friday, Jan. 25, 2008.
January same-store sales at Bob Evans Restaurants increased 1.2 percent from the same period a year ago. Average menu prices for the fiscal month were up approximately 2.3 percent. Same-store sales increased 1.5 percent for the third quarter and 1.8 percent for the year to date (see table below).
January same-store sales at Mimi’s Café decreased 2.4 percent from the same period a year ago. Average menu prices for the fiscal month were up approximately 2.2 percent. Same-store sales decreased 2.0 percent for the third quarter and 1.4 percent for the year to date (see table below).
The company calculated its January same-store sales results based on the 537 Bob Evans Restaurants and 92 Mimi’s Cafés that were open at the end of the month and for the full 12 months in both fiscal 2006 and 2007.
“Our January sales performance at Bob Evans met our expectations, due in part to the favorable consumer response to the newest addition to our family of Stacked and Stuffed Hotcakes, Blueberry Cream,” Chairman and Chief Executive Officer Steve Davis said. “We also successfully rolled out our new Signature Coffee program, featuring a blend of Colombian and Brazilian beans, with a richer aroma and taste.
“Our sales performance at Mimi’s Café was below our expectations in a very tough casual dining environment, but our new leadership is now in place and working with our existing management team on sales and profitability initiatives.”

SAME-STORE SALES	November 2007	December 2007	January 2008	FY 2008 3Q	FY 2008 YTD
Bob Evans Restaurants	2.1%	1.1%	1.2%	1.5%	1.8%
Mimi’s Cafe	-1.9%	-1.8%	-2.4%	-2.0%	-1.4%

Third-Quarter Earnings Release and Conference Call
The company will release its third-quarter earnings after 4 p.m. (ET) on Tuesday, Feb. 12, 2008, and will hold its third-quarter conference call at 10 a.m. (ET) on Wednesday, Feb. 13, 2008. The dial-in number is (800) 683-1565, access code 33217417. To access the simultaneous webcast, go to www.bobevans.com and click on “Investors.” A fact sheet will be available on the company’s Web site in conjunction with the earnings release. The conference call replay will be available for 48 hours, beginning two hours after the call on Feb. 13, at (800) 642-1687, access code: 33217417. The archived webcast will also be available on the Web site.
About Bob Evans Farms, Inc.
Bob Evans Farms, Inc. owns and operates full-service restaurants under the Bob Evans and Mimi’s Café brand names. At the end of the third fiscal quarter (Jan. 25, 2008), Bob Evans owned and operated 580 family restaurants in 18 states, primarily in the Midwest, mid-Atlantic and Southeast regions of the United States, while Mimi’s Café owned and operated 126 casual restaurants located in 22 states, primarily in California and other western states. Bob Evans Farms, Inc. is also a leading producer and distributor of pork sausage and a variety of complementary homestyle convenience food items under the Bob Evans and Owens brand names. For more information about Bob Evans Farms, Inc., visit the company’s Web site at www.bobevans.com.

Contacts:	Donald J. Radkoski	(614) 492-4901
	David D. Poplar	(614) 492-4954
SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
Certain statements in this news release that are not historical facts are forward-looking statements. Forward-looking statements involve various important assumptions, risks and uncertainties. Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events, including, without limitation:
•	Negative publicity or litigation regarding allegations of food-related illness,

•	Failure to achieve and maintain positive same-store sales,

•	Changing business and/or economic conditions, including energy costs,

•	Competition in the restaurant and food products industries,

•	Ability to control restaurant operating costs, which are impacted by market changes in the cost or availability of labor and food, minimum wage and other employment laws, fuel and utility costs,

•	Changes in the cost or availability of acceptable new restaurant sites,

•	Accurately assessing the value, future growth potential, strengths, weaknesses, contingent and other liabilities and potential profitability of Mimi’s,

•	Adverse weather conditions in locations where we operate our restaurants,

•	Consumer acceptance of changes in menu offerings, price, atmosphere and/or service procedures,

•	Consumer acceptance of our restaurant concepts in new geographic areas, and

•	Changes in hog and other commodity costs.
We also bear the risk of incorrectly analyzing these risks or developing strategies to address them that prove to be unsuccessful.
Certain risks, uncertainties and assumptions are discussed under the heading “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the fiscal year ended April 27, 2007. We note these factors for investors as contemplated by the Private Securities Litigation Reform Act of 1995. It is impossible to predict or identify all such risk factors. Consequently, you should not consider any such list to be a complete set of all potential risks and uncertainties. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the statement is made to reflect unanticipated events. Any further disclosures in our filings with the Securities and Exchange Commission should also be consulted. All subsequent written and oral forward-looking statements attributable to us or any person acting on behalf of the company are qualified by the cautionary statements in this section.